United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2007 (May 7, 2007)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28926	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, the Chief Executive Officer of the Company, Philip G. Norton, received a letter dated June 20, 2006 from a Company stockholder raising concerns regarding certain stock options (collectively, the “2004 Options”) that were issued to the Company’s four senior managers: 300,000 to Mr. Norton, and 50,000 each to Bruce M. Bowen, Director and Executive Vice President of the Company, Kleyton L. Parkhurst, Senior Vice President, Assistant Secretary, and Treasurer of the Company, and Steven J. Mencarini, Chief Financial Officer and Senior Vice President of the Company. The 2004 Options were reported in a Form 8-K filed by the Company on February 10, 2005. The Chief Executive Officer forwarded the June 20, 2006 letter to the Chairman of the Company’s Audit Committee. The Audit Committee commenced a review and assessment of matters related to the 2004 Options as well as the Company’s other stock option grants.

The 2004 Options were awarded following a review of the compensation of the Company’s senior managers by an outside compensation advisory company engaged by the Compensation Committee. The award of the 2004 Options was approved initially by the Compensation Committee on April 19, 2004 with an exercise price of $12.51 per share, the closing price on the prior business day. However, on November 17, 2004, the Compensation Committee, which at the time believed the action in April had not constituted a valid grant, again approved the grant of these options with an exercise price of $10.87 per share, which was the closing price of the Company’s stock on the prior business day. None of the 2004 Options have been exercised. As a result of the review of the options documentation process regarding the 2004 Options, the Board of Directors decided, on May 8, 2007, to cancel the 2004 Options, and each of the four senior managers has consented to this cancellation of options.

Cancellation of the 2004 Options will result in an acceleration of the associated compensation expense, but the Board of Directors believes this action is in the best interest of the Company and its shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Steven J. Mencarini
Steven J. Mencarini
Date: May 11, 2007	Chief Financial Officer

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